UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                     FORM 15
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   Certification and Notice of Termination of Registration under Section 12(g)
  of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-21816

                                    PML, INC.
             (Exact name of registrant as specified in its charter)

                              27120 SW 95TH AVENUE
                            WILSONVILLE, OREGON 97070
                                 (503) 570-2500
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4(a)(1)(i)  [X]                        Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(1)(ii) [ ]                        Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(i)  [ ]                        Rule 12h-3(b)(2)(ii) [ ]
Rule 12g-4(a)(2)(ii) [ ]                        Rule 15d-6           [ ]
Rule 12h-3(b)(1)(i)  [X]

       Approximate number of holders of record as of the certification or notice date: 144

Pursuant to the requirements of the Securities Exchange Act of 1934, PML, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: August 7, 2003 PML, INC.        By: /s/ KENNETH L. MINTON
                                         -------------------------------
                                      Name:  Kenneth L. Minton
                                      Title: President & Chief Executive Officer